As filed with the Securities and Exchange Commission on December 19, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Boston Life Sciences, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	87-0277826
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

85 Main Street Hopkinton, Massachusetts	01748
(Address of Principal Executive Offices)	(Zip Code)

1998 Omnibus Stock Option Plan

Amended and Restated 1990 Non-Employee Directors’ Non-Qualified Stock Option Plan

2005 Stock Incentive Plan

2004/2005 Inducement Options

(Full Title of the Plans)

Peter G. Savas

Chairman and Chief Executive Officer

Boston Life Sciences, Inc.

85 Main Street

Hopkinton, MA 01748

(Name and Address of Agent For Service)

(508)-497-2360

(Telephone Number, Including Area Code, of Agent For Service)

Copy To:

Steven D. Singer, Esq.

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

(617) 526-6000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.01 par value per share:
Shares to be issued pursuant to prior option grants under the 1998 Omnibus Stock Option Plan	720,507	$2.31	(2)	$1,664,371.17	(2)	$178.09
Shares to be issued pursuant to future option grants under the 1998 Omnibus Stock Option Plan	39,493	$2.05	(3)	$80,960.65	(3)	$8.67
Shares to be issued pursuant to prior option grants under the Amended and Restated 1990 Non-Employee Directors’ Non-Qualified Stock Option Plan	86,188	$3.34	(4)	$287,867.92	(4)	$30.80
Shares to be issued pursuant to prior option grants under the 2005 Stock Incentive Plan	180,000	$2.09	(5)	$376,200	(5)	$40.25
Shares to be issued pursuant to future option grants under the 2005 Stock Incentive Plan	1,320,000	$2.05	(6)	$2,706,000	(6)	$289.54
Shares to be issued pursuant to prior option grants under the 2004/2005 Inducement Options	923,500	$3.36	(7)	$3,102,960.00	(7)	$332.02
TOTAL	3,269,688			$8,218,359.74		$879.37

(1)	For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been divided among six (6) subtotals.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of $2.31, the weighted average exercise price of the 720,507 shares subject to outstanding stock option grants under the 1998 Omnibus Stock Option Plan, at prices ranging from $2.22 to $2.31.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based on the average of the high and low prices of the registrant’s Common Stock as reported on the Nasdaq SmallCap Market on December 16, 2005.
(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of $3.34, the weighted average exercise price of the 86,188 shares subject to outstanding stock option grants under the Amended and Restated 1990 Non-Employee Directors’ Non-Qualified Stock Option Plan, at prices ranging from $2.22 to $6.35.
(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of $2.09, the weighted average exercise price of the 180,000 shares subject to outstanding stock option grants under the 2005 Stock Incentive Plan, at prices ranging from $2.00 to $2.11.
(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based on the average of the high and low prices of the registrant’s Common Stock as reported on the Nasdaq SmallCap Market on December 16, 2005.
(7)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of $3.36, the weighted average exercise price of the 923,500 shares subject to outstanding stock option grants under the 2004/2005 Inducement Options, at prices ranging from $1.96 to $3.75.

Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares as may be issued as a result of the anti-dilution provision of the 1998 Omnibus Stock Option Plan, the Amended and Restated 1990 Non-Employee Directors’ Non-Qualified Stock Option Plan, the 2005 Stock Incentive Plan and the 2004/2005 Inducement Options.

EXPLANATORY NOTE

This Registration Statement contains two parts:

The first part contains a Reoffer Prospectus (the “Prospectus”) prepared in accordance with the requirements of Part I of Form S-3. The Prospectus covers reoffers and resales of shares of common stock, $.01 par value per share (the “Common Stock”), of Boston Life Sciences, Inc. (“Boston Life Sciences”) or (the “Company”) by certain affiliates (as such term is defined under Rule 405 of the Securities Act of 1933, as amended) of the Company with respect to options granted prior to the date hereof (1,182,363 shares) pursuant to the Company’s 1998 Omnibus Stock Option Plan, the Amended and Restated 1990 Non-Employee Directors’ Non-Qualified Stock Option Plan, the 2005 Stock Incentive Plan and the 2004/2005 Inducement Options. All such individuals are listed on the Selling Stockholder table herein.

The second part contains “Information Required in the Registration Statement” prepared in accordance with the requirements of Part II of Form S-8 with respect to: (i) options to purchase 760,000 shares of Common Stock granted pursuant to the 1998 Omnibus Stock Option Plan, prior to the date hereof, and that may be granted subsequent to the date hereof; (ii) options to purchase 86,188 shares of Common Stock pursuant to the Amended and Restated 1990 Non-Employee Directors’ Non-Qualified Stock Option Plan, prior to the date hereof; (iii) options to purchase 1,500,000 shares of Common Stock granted pursuant to the 2005 Stock Incentive Plan, prior to the date hereof, and that may be granted subsequent to the date hereof; and (iv) options to purchase 923,500 shares of Common Stock authorized for issuance upon the exercise of the 2004/2005 Inducement Options.

PROSPECTUS

Form S-3 Reoffer Prospectus dated December 19, 2005

BOSTON LIFE SCIENCES, INC.

1,182,363 Shares of Common Stock

Issued or Issuable under the 1998 Omnibus Stock Option Plan,

the Amended and Restated 1990 Non-Employee Directors’ Non-Qualified Stock Option Plan

2005 Stock Incentive Plan and certain 2004/2005 Inducement Options

This Prospectus relates to the public resale, from time to time, of an aggregate of 1,182,363 shares (the “Shares”) of our Common Stock, $.01 par value (the “Common Stock”) by certain shareholders identified below in the section entitled “The Selling Stockholders.” These Shares have been or may be acquired upon the exercise of stock options granted pursuant to our 1998 Omnibus Stock Option Plan, our Amended and Restated 1990 Non-Employee Directors’ Non-Qualified Stock Option Plan and certain of the 2004/2005 Inducement Options (the “Plans”).

We will not receive any proceeds from the sale by the Selling Stockholders of the Shares covered by this Prospectus.

We have not entered into any underwriting arrangements in connection with the sale of Shares. The Selling Stockholders identified in this Prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the Shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our Common Stock is traded on the Nasdaq SmallCap Market under the symbol “BLSI.” On December 16, 2005, the closing sale price of our Common Stock on Nasdaq was $2.21 per share. You are urged to obtain current market quotations for our Common Stock.

Investing in our Common Stock involves a high degree of risk. See “ Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 19, 2005.

Page
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION	5

BOSTON LIFE SCIENCES, INC.	5

RISK FACTORS	6

WE ARE A DEVELOPMENT STAGE COMPANY. WE HAVE INCURRED LOSSES FROM OUR OPERATIONS SINCE INCEPTION AND ANTICIPATE LOSSES FOR THE FORESEEABLE FUTURE. WE WILL NOT BE ABLE TO ACHIEVE PROFITABILITY UNLESS WE OBTAIN REGULATORY APPROVAL AND MARKET ACCEPTANCE OF OUR PRODUCT CANDIDATES.	6

WE WILL NEED SUBSTANTIAL ADDITIONAL FUNDING IN ORDER TO CONTINUE OUR BUSINESS AND OPERATIONS. IF WE ARE UNABLE TO SECURE SUCH FUNDING ON ACCEPTABLE TERMS, WE MAY NEED TO SIGNIFICANTLY REDUCE, DELAY OR CEASE ONE OR MORE OF OUR RESEARCH OR DEVELOPMENT PROGRAMS, OR SURRENDER RIGHTS TO SOME OR ALL OF OUR TECHNOLOGIES.	6

OUR SUCCESS DEPENDS ON OUR ABILITY TO SUCCESSFULLY DEVELOP OUR PRODUCT CANDIDATES INTO COMMERCIAL PRODUCTS.	7

EVEN IF WE RECEIVE APPROVAL TO MARKET OUR DRUG CANDIDATES, THE MARKET MAY NOT BE RECEPTIVE TO OUR DRUG CANDIDATES UPON THEIR COMMERCIAL INTRODUCTION, WHICH COULD PREVENT US FROM SUCCESSFULLY COMMERCIALIZING OUR PRODUCTS AND FROM BEING PROFITABLE.	8

ACQUISITIONS PRESENT MANY RISKS, AND WE MAY NOT REALIZE THE ANTICIPATED FINANCIAL AND STRATEGIC GOALS FOR ANY SUCH TRANSACTIONS.	8

IF OUR PRECLINICAL TESTING AND CLINICAL TRIALS ARE NOT SUCCESSFUL, WE WILL NOT OBTAIN REGULATORY APPROVAL FOR COMMERCIAL SALE OF OUR PRODUCT CANDIDATES.	9

OUR PRODUCT CANDIDATES ARE SUBJECT TO RIGOROUS REGULATORY REVIEW AND, EVEN IF APPROVED, REMAIN SUBJECT TO EXTENSIVE REGULATION.	10

OUR PRODUCTS COULD BE SUBJECT TO RESTRICTIONS OR WITHDRAWAL FROM THE MARKET AND WE MAY BE SUBJECT TO PENALTIES IF WE FAIL TO COMPLY WITH REGULATORY REQUIREMENTS, OR IF WE EXPERIENCE UNANTICIPATED PROBLEMS WITH OUR PRODUCTS, WHEN AND IF ANY OF THEM ARE APPROVED.	11

FAILURE TO OBTAIN REGULATORY APPROVAL IN FOREIGN JURISDICTIONS WOULD PREVENT US FROM MARKETING OUR PRODUCTS ABROAD.	11

FOREIGN GOVERNMENTS TEND TO IMPOSE STRICT PRICE CONTROLS WHICH MAY ADVERSELY AFFECT OUR REVENUES, IF ANY.	12

IF WE ARE UNABLE TO SECURE ADEQUATE PATENT PROTECTION FOR OUR TECHNOLOGIES, THEN WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AS A BIOTECHNOLOGY COMPANY.	12

WE IN-LICENSE A SIGNIFICANT PORTION OF OUR INTELLECTUAL PROPERTY AND IF WE FAIL TO COMPLY WITH OUR OBLIGATIONS UNDER ANY OF THE RELATED AGREEMENTS, WE COULD LOSE LICENSE RIGHTS THAT ARE NECESSARY TO DEVELOP OUR PRODUCT CANDIDATES.	13

IF WE BECOME INVOLVED IN PATENT LITIGATION OR OTHER PROCEEDINGS RELATED TO A DETERMINATION OF RIGHTS, WE COULD INCUR SUBSTANTIAL COSTS AND EXPENSES, SUBSTANTIAL LIABILITY FOR DAMAGES OR BE REQUIRED TO STOP OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION EFFORTS.	13

CONFIDENTIALITY AGREEMENTS WITH EMPLOYEES AND OTHERS MAY NOT ADEQUATELY PREVENT DISCLOSURE OF TRADE SECRETS AND OTHER PROPRIETARY INFORMATION.	14

IF ANY COLLABORATOR TERMINATES OR FAILS TO PERFORM ITS OR THEIR OBLIGATIONS UNDER AGREEMENTS WITH US, THE DEVELOPMENT AND COMMERCIALIZATION OF OUR PRODUCT CANDIDATES COULD BE DELAYED OR TERMINATED.	14

IF WE ARE UNABLE TO MAINTAIN OUR KEY WORKING RELATIONSHIPS WITH HARVARD AND ITS AFFILIATES, WE MAY NOT BE SUCCESSFUL SINCE SUBSTANTIALLY ALL OF OUR CURRENT TECHNOLOGIES WERE LICENSED FROM, AND MOST OF OUR RESEARCH AND DEVELOPMENT ACTIVITIES WERE PERFORMED BY, HARVARD AND ITS AFFILIATES.	16

IF WE ARE UNABLE TO ESTABLISH, MAINTAIN AND RELY ON NEW COLLABORATIVE RELATIONSHIPS, THEN WE MAY NOT BE ABLE TO SUCCESSFULLY DEVELOP AND COMMERCIALIZE OUR TECHNOLOGIES.	17

IF ONE OF OUR COLLABORATORS WERE TO CHANGE ITS STRATEGY OR THE FOCUS OF ITS DEVELOPMENT AND COMMERCIALIZATION EFFORTS WITH RESPECT TO OUR RELATIONSHIP, THE SUCCESS OF OUR PRODUCT CANDIDATES AND OUR OPERATIONS COULD BE ADVERSELY AFFECTED.	17

WE ARE ENGAGED IN HIGHLY COMPETITIVE INDUSTRIES DOMINATED BY LARGER, MORE EXPERIENCED AND BETTER CAPITALIZED COMPANIES.	18

IF WE ARE UNABLE TO COMPETE EFFECTIVELY, OUR PRODUCT CANDIDATES MAY BE RENDERED NONCOMPETITIVE OR OBSOLETE.	19

IF WE ARE UNABLE TO OBTAIN ADEQUATE INSURANCE COVERAGE AND REIMBURSEMENT LEVELS FOR ANY OF OUR PRODUCTS WHICH ARE APPROVED AND ENTER THE MARKET, THEN THEY MAY NOT BE ACCEPTED BY PHYSICIANS AND PATIENTS.	19

IF THIRD-PARTY PAYORS DO NOT ADEQUATELY REIMBURSE CUSTOMERS FOR ANY OF OUR PRODUCT CANDIDATES THAT ARE APPROVED FOR MARKETING, THEY MIGHT NOT BE PURCHASED OR USED, AND OUR REVENUES AND PROFITS WILL NOT DEVELOP OR INCREASE.	19

THE RECENT MEDICARE PRESCRIPTION DRUG COVERAGE LEGISLATION AND FUTURE LEGISLATIVE OR REGULATORY REFORM OF THE HEALTH CARE SYSTEM MAY AFFECT OUR ABILITY TO SELL OUR PRODUCT CANDIDATES PROFITABLY.	20

WE HAVE LIMITED MANUFACTURING CAPACITY AND MARKETING INFRASTRUCTURE AND EXPECT TO BE HEAVILY DEPENDENT UPON THIRD PARTIES TO MANUFACTURE AND MARKET APPROVED PRODUCTS.	20

USE OF THIRD PARTY MANUFACTURERS MAY INCREASE THE RISK THAT WE WILL NOT HAVE ADEQUATE SUPPLIES OF OUR PRODUCT CANDIDATES.	21

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This Prospectus and the documents incorporated herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For this purpose, any statements contained herein or incorporated herein that are not statements of historical fact may be forward-looking statements. For example, the words “may,” “will,” “continue,” “believes,” “expects,” “anticipates,” “intends,” “estimates,” “should” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Boston Life Sciences’ results to differ materially from those indicated by such forward-looking statements. These factors include those set forth in the section entitled “Risk Factors.” As a result of such risks and others expressed from time to time in Boston Life Sciences’ filings with the Securities and Exchange Commission, Boston Life Sciences’ actual results may differ materially from the results discussed in or implied by the forward-looking statements contained herein.

BOSTON LIFE SCIENCES, INC.

We are a development stage biopharmaceutical company engaged in the research and clinical development of diagnostic and therapeutic products for central nervous system disorders. We are strategically located near one of the world’s most prominent centers of biotechnology research – Boston, Massachusetts. Many of the world’s leading universities and hospitals are located in the Boston area. These institutions have established highly regarded medical schools and research facilities. Since our founding, we have utilized our close relationships with Harvard University and its affiliated hospitals to secure the rights to more than 20 diagnostic and therapeutic discoveries across a wide range of indications. In recent years, we have begun to narrow our focus towards the development of therapeutics and diagnostics for central nervous system disorders including Parkinson’s disease, Attention Deficit Hyperactivity Disorder, or ADHD, and stroke. This focus reflects, in part, the progress of our programs in molecular imaging, axon regeneration, Parkinson’s disease therapeutic and ocular therapeutic. Our lead candidate, the ALTROPANE molecular imaging agent, is currently enrolling patients in a pivotal Phase III trial called Parkinson’s or Essential Tremor-1, or POET-1, under a Special Protocol Assessment, or SPA, agreed to with the Food and Drug Administration, or FDA, to distinguish Parkinsonian Syndromes, or PS, from non-PS in patients with tremor. The ALTROPANE molecular imaging agent is also being tested in a Phase IIb study for the diagnosis of ADHD. In addition, we have a pending IND for an axon regeneration candidate, Inosine, for treatment of acute ischemic stroke; and several promising, early-stage, pre-clinical candidates in our other programs. We maintain only limited internal research and development personnel and facilities.

We were organized in 1992 and are incorporated in Delaware. Our principal executive offices are located at 85 Main Street, Hopkinton, Massachusetts 01748, our telephone number at that address is (508) 497-2360. In this Prospectus, the terms “Boston Life Sciences”, the “Company”, “we”, “us” and “our” include Boston Life Sciences, Inc. and its subsidiaries.

ALTROPANE® is a registered trademark and FLUORATEC™ is a trademark of the Company. Other trade names, trademarks or services marks are the property of their respective owners.

RISK FACTORS

We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. The following discussion highlights some of these risks and others are discussed elsewhere herein.

Risks Related to our Financial Results and Need for Additional Financing

WE ARE A DEVELOPMENT STAGE COMPANY. WE HAVE INCURRED LOSSES FROM OUR OPERATIONS SINCE INCEPTION AND ANTICIPATE LOSSES FOR THE FORESEEABLE FUTURE. WE WILL NOT BE ABLE TO ACHIEVE PROFITABILITY UNLESS WE OBTAIN REGULATORY APPROVAL AND MARKET ACCEPTANCE OF OUR PRODUCT CANDIDATES.

Biotechnology companies that have no approved products or other sources of revenue are generally referred to as development stage companies. As of September 30, 2005, we had incurred cumulative net losses of approximately $114,000,000 since inception. We have never generated revenues from product sales and we do not currently expect to generate revenues from product sales for at least the next three years. If we do generate revenues and operating profits in the future, our ability to continue to do so in the long term could be affected by the introduction of competitors’ products and other market factors. We expect to incur significant operating losses for at least the next three years. The level of our operating losses may increase in the future if more of our product candidates begin human clinical trials. We will never generate revenues or achieve profitability unless we obtain regulatory approval and market acceptance of our product candidates. This will require us to be successful in a range of challenging activities, including clinical trial stages of development, obtaining regulatory approval for our product candidates, and manufacturing, marketing and selling them. We may never succeed in these activities, and may never generate revenues that are significant enough to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

WE WILL NEED SUBSTANTIAL ADDITIONAL FUNDING IN ORDER TO CONTINUE OUR BUSINESS AND OPERATIONS. IF WE ARE UNABLE TO SECURE SUCH FUNDING ON ACCEPTABLE TERMS, WE MAY NEED TO SIGNIFICANTLY REDUCE, DELAY OR CEASE ONE OR MORE OF OUR RESEARCH OR DEVELOPMENT PROGRAMS, OR SURRENDER RIGHTS TO SOME OR ALL OF OUR TECHNOLOGIES.

We require significant funds to conduct research and development activities, including preclinical studies and clinical trials of our technologies, and to commercialize our product candidates. Because the successful development of our product candidates is uncertain, we are unable to estimate the actual funds we will require to develop and commercialize them. Our funding requirements depend on many factors, including:

•	The scope, rate of progress and cost of our clinical trials and other research and development activities;

•	Future clinical trial results;

•	The terms and timing of any collaborative, licensing and other arrangements that we may establish;

•	The cost and timing of regulatory approvals and of establishing sales, marketing and distribution capabilities;

•	The cost of establishing clinical and commercial supplies of our product candidates and any products that we may develop;

•	The cost of obtaining and maintaining licenses to use patented technologies;

•	The effect of competing technological and market developments; and

•	The cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights and other patent-related costs, including litigation costs and the results of such litigation.

Until such time, if ever, as we can generate substantial revenue from product sales or through collaborative arrangements with third parties, we may need to raise additional capital. To date, we have experienced negative cash flows from operations and have funded our operations primarily from equity and debt financings.

For the foreseeable future, we expect to experience continuing operating losses and negative cash flows from operations as management executes our current business plan. The cash, cash equivalents, and marketable securities available at September 30, 2005 will not provide sufficient working capital to meet our anticipated expenditures for the next twelve months. We believe that the cash, cash equivalents, and marketable securities available at September 30, 2005 and our ability to control certain costs, including those related to clinical trial programs, preclinical activities, and certain general and administrative expenses will enable us to meet our anticipated cash expenditures through June 2006. We will therefore need to raise additional capital through one or more of the following: collaboration, merger, acquisition or other transaction with other pharmaceutical or biotechnology companies, or through a debt financing or equity offering in order to continue as a going concern. We are currently engaged in collaboration and other related fundraising efforts. There can be no assurance, however, that we will be successful in our collaboration or other fundraising efforts or that additional funds will be available on acceptable terms, if at all. In connection with our common stock financing completed by us in March 2005, we agreed with the March 2005 Investors that, subject to certain exceptions, we would not issue any shares of our common stock at a per share price less than $2.50 without the prior consent of purchasers holding a majority of the shares issued in such financing. On November 1, 2005, the closing price of our common stock was $2.18. The failure to receive the requisite waiver or consent of the March 2005 Investors could have the effect of delaying or preventing the consummation of a financing by us. Alternatively, to secure such funds, we may be required to enter financing arrangements with others that may require us to surrender rights to some or all of our technologies or grant licenses on terms that are not favorable to us. If the results of our current or future clinical trials are not favorable, it may negatively affect our ability to raise additional funds. If we are successful in obtaining additional equity and or debt financing, the terms of such financing will have the effect of diluting the holdings and the rights of our shareholders. Estimates about how much funding will be required are based on a number of assumptions, all of which are subject to change based on the results and progress of our research and development activities. If we are unable to raise additional capital we may need to reduce, cease or delay one or more of our research or development programs.

Our ability to continue development of our programs, including our Phase III program of ALTROPANE molecular imaging agent as a diagnostic for PS, our Phase II program of ALTROPANE molecular imaging agent as a diagnostic for ADHD, and our preclinical programs including those in axon regeneration, PD therapeutics and ocular therapeutics may be affected by the availability of financial resources to fund each program. Financial considerations may cause us to modify planned development activities for one or more of our programs, and we may decide to suspend development of one or more programs until we are able to secure additional working capital. If we are not able to raise additional capital, we may not have sufficient funds to complete our Phase III clinical trials of ALTROPANE molecular imaging agent as a diagnostic for PS or the Phase II program of ALTROPANE molecular imaging agent as a diagnostic for ADHD.

Risks Related to Commercialization

OUR SUCCESS DEPENDS ON OUR ABILITY TO SUCCESSFULLY DEVELOP OUR PRODUCT CANDIDATES INTO COMMERCIAL PRODUCTS.

To date, we have not marketed, distributed or sold any products and, with the exception of the ALTROPANE molecular imaging agent, all of our technologies and early-stage product candidates are in preclinical development. The success of our business depends primarily upon our ability to successfully develop and commercialize our product candidates. Successful research and product development in the biotechnology industry is highly uncertain, and very few research and development projects produce a commercial product. In the biotechnology industry, it has been estimated that less than five percent of the technologies for which research and development efforts are initiated ultimately result in an approved product. If we are unable to successfully commercialize the ALTROPANE molecular imaging agent or any of our other product candidates, our business would be materially harmed.

EVEN IF WE RECEIVE APPROVAL TO MARKET OUR DRUG CANDIDATES, THE MARKET MAY NOT BE RECEPTIVE TO OUR DRUG CANDIDATES UPON THEIR COMMERCIAL INTRODUCTION, WHICH COULD PREVENT US FROM SUCCESSFULLY COMMERCIALIZING OUR PRODUCTS AND FROM BEING PROFITABLE.

Even if our drug candidates are successfully developed, our success and growth will also depend upon the acceptance of these drug candidates by physicians and third-party payors. Acceptance of our product development candidates will be a function of our products being clinically useful, being cost effective and demonstrating superior diagnostic or therapeutic effect with an acceptable side effect profile as compared to existing or future treatments. In addition, even if our products achieve market acceptance, we may not be able to maintain that market acceptance over time.

Factors that we believe will materially affect market acceptance of our drug candidates under development include:

•	The timing of our receipt of any marketing approvals, the terms of any approval and the countries in which approvals are obtained;

•	The safety, efficacy and ease of administration of our products;

•	The competitive pricing of our products;

•	The success of our education and marketing programs;

•	The sales and marketing efforts of competitors; and

•	The availability and amount of government and third-party payor reimbursement.

If our products do not achieve market acceptance, we will not be able to generate sufficient revenues from product sales to maintain or grow our business.

ACQUISITIONS PRESENT MANY RISKS, AND WE MAY NOT REALIZE THE ANTICIPATED FINANCIAL AND STRATEGIC GOALS FOR ANY SUCH TRANSACTIONS.

We may in the future acquire complementary companies, products and technologies. Such acquisitions involve a number of risks, including:

•	We may find that the acquired company or assets do not further our business strategy, or that we overpaid for the company or assets, or that economic conditions change, all of which may generate a future impairment charge;

•	We may have difficulty integrating the operations and personnel of the acquired business, and may have difficulty retaining the key personnel of the acquired business;

•	We may have difficulty incorporating the acquired technologies;

•	We may encounter technical difficulties or failures with the performance of the acquired technologies or drug products;

•	We may face product liability risks associated with the sale of the acquired company’s products;

•	Our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing diverse locations;

•	We may have difficulty maintaining uniform standards, internal controls, procedures and policies across locations;

•	The acquisition may result in litigation from terminated employees or third-parties; and

•	We may experience significant problems or liabilities associated with product quality, technology and legal contingencies.

These factors could have a material adverse effect on our business, results of operations and financial condition or cash flows, particularly in the case of a larger acquisition or multiple acquisitions in a short period of time. From time to time, we may enter into negotiations for acquisitions that are not ultimately consummated. Such negotiations could result in significant diversion of management time, as well as out-of-pocket costs.

The consideration paid in connection with an acquisition also affects our financial results. If we were to proceed with one or more significant acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash to consummate any acquisition. To the extent we issue shares of stock or other rights to purchase stock, including options or other rights, existing stockholders may be diluted and earnings per share may decrease. In addition, acquisitions may result in the incurrence of debt, large one-time write-offs (such as acquired in-process research and development costs) and restructuring charges. They may also result in goodwill and other intangible assets that are subject to impairment tests, which could result in future impairment charges.

Risk Related to Regulation

IF OUR PRECLINICAL TESTING AND CLINICAL TRIALS ARE NOT SUCCESSFUL, WE WILL NOT OBTAIN REGULATORY APPROVAL FOR COMMERCIAL SALE OF OUR PRODUCT CANDIDATES.

We will be required to demonstrate, through preclinical testing and clinical trials, that our product candidates are safe and effective before we can obtain regulatory approval for the commercial sale of our product candidates. Preclinical testing and clinical trials are lengthy and expensive and the historical rate of failure for product candidates is high. Product candidates that appear promising in the early phases of development, such as in preclinical study or in early human clinical trials, may fail to demonstrate safety and efficacy in clinical trials.

Except for the ALTROPANE molecular imaging agent, we have not yet received IND approval from the FDA for our other product candidates which will be required before we can begin clinical trials in the United States. We may not submit INDs for our product candidates if we are unable to accumulate the necessary preclinical data for the filing of an IND. The FDA may request additional preclinical data before allowing us to commence clinical trials. As an example, the FDA has requested additional information before it will consider approving our IND filing for one of our product candidates, Inosine. The FDA or other applicable regulatory authorities may suspend clinical trials of a drug candidate at any time if we or they believe the subjects or patients participating in such trials are being exposed to unacceptable health risks or for other reasons. Adverse side effects of a drug candidate on subjects or patients in a clinical trial could result in the FDA or foreign regulatory authorities refusing to approve a particular drug candidate for any or all indications of use.

We are currently enrolling patients in POET-1 and have a written agreement with the FDA relating to the design and analysis of the study protocol for this Phase III trial. The primary endpoint for POET-1 and POET-2 will be the confirmation that the diagnostic accuracy of the ALTROPANE molecular imaging agent is significantly superior to the diagnostic accuracy of the internist or general practitioner, when compared against the “gold standard” of diagnosis by an MDS. We will need to complete the studies and obtain successful results prior to the filing of an NDA for ALTROPANE. Even if successfully completed, there is no assurance that these Phase III clinical trials will be sufficient to achieve the approvability of ALTROPANE molecular imaging agent.

Clinical trials require sufficient patient enrollment which is a function of many factors, including the size of the potential patient population, the nature of the protocol, the availability of existing treatments for the indicated disease and the eligibility criteria for enrolling in the clinical trial. Delays or difficulties in completing patient enrollment can result in increased costs and longer development times.

We cannot predict whether we will encounter problems with any of our completed, ongoing or planned clinical trials that will cause us or regulatory authorities to delay or suspend those trials, or delay the analysis of data from our completed or ongoing clinical trials. Any of the following could delay the initiation or the completion of our ongoing and planned clinical trials:

•	Ongoing discussions with the FDA or comparable foreign authorities regarding the scope or design of our clinical trials;

•	Delays in enrolling patients and volunteers into clinical trials;

•	Lower than anticipated retention rate of patients and volunteers in clinical trials;

•	Negative or inconclusive results of clinical trials or adverse medical events during a clinical trial could cause a clinical trial to be repeated or a program to be terminated, even if other studies or trials related to the program are successful;

•	Insufficient supply or deficient quality of drug candidate materials or other materials necessary for the conduct of our clinical trials;

•	Serious and unexpected drug-related side-effects experienced by participants in our clinical trials; or

•	The placement of a clinical trial on hold.

OUR PRODUCT CANDIDATES ARE SUBJECT TO RIGOROUS REGULATORY REVIEW AND, EVEN IF APPROVED, REMAIN SUBJECT TO EXTENSIVE REGULATION.

Our technologies and product candidates must undergo a rigorous regulatory approval process which includes extensive preclinical and clinical testing to demonstrate safety and efficacy before any resulting product can be marketed. Our research and development activities are regulated by a number of government authorities in the United States and other countries, including the FDA pursuant to the Federal Food, Drug, and Cosmetic Act. The clinical trial and regulatory approval process usually requires many years and substantial cost. To date, neither the FDA nor any of its international equivalents has approved any of our product candidates for marketing.

The FDA regulates pharmaceutical products in the United States, including their testing, manufacturing and marketing. Data obtained from testing is subject to varying interpretations which can delay, limit or prevent FDA approval. The FDA has stringent laboratory and manufacturing standards which must be complied with before we can test our product candidates in people or make them commercially available. Examples of these standards include Good Laboratory Practices and GMP. Our compliance with these standards is subject to initial certification by independent inspectors and continuing audits thereafter. Obtaining FDA approval to sell our product candidates is time- consuming and expensive. The FDA usually takes at least 12 to 18 months to review an NDA which must be submitted before the FDA will consider granting approval to sell a product. If the FDA requests additional information, it may take even longer for them to make a decision especially if the additional information that they request requires us to complete additional studies. We may encounter similar delays in foreign countries. After reviewing any NDA we submit, the FDA or its foreign equivalents may decide not to approve our products. Failure to obtain regulatory approval for a product candidate will prevent us from commercializing our product candidates.

Other risks associated with the regulatory approval process include:

•	Regulatory approvals may impose significant limitations on the uses for which any approved products may be marketed;

•	Any marketed product and its manufacturer are subject to periodic reviews and audits, and any discovery of previously unrecognized problems with a product or manufacturer could result in suspension or limitation of approvals;

•	Changes in existing regulatory requirements, or the enactment of additional regulations or statutes, could prevent or affect the timing of our ability to achieve regulatory compliance. Federal and state laws, regulations and policies may be changed with possible retroactive effect, and how these rules actually operate can depend heavily on administrative policies and interpretation over which we have no control, and we may possess inadequate experience to assess their full impact upon our business; and

•	The approval may impose significant restrictions on the indicated uses, conditions for use, labeling, advertising, promotion, marketing and/or production of such product, and may impose ongoing requirements for post-approval studies, including additional research and development and clinical trials.

OUR PRODUCTS COULD BE SUBJECT TO RESTRICTIONS OR WITHDRAWAL FROM THE MARKET AND WE MAY BE SUBJECT TO PENALTIES IF WE FAIL TO COMPLY WITH REGULATORY REQUIREMENTS, OR IF WE EXPERIENCE UNANTICIPATED PROBLEMS WITH OUR PRODUCTS, WHEN AND IF ANY OF THEM ARE APPROVED.

Any product for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such product, will be subject to continual requirements of and review by the FDA and other regulatory bodies. These requirements include submissions of safety and other post-marketing information and reports, registration requirements, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and recordkeeping. The manufacturer and the manufacturing facilities we use to make any of our product candidates will also be subject to periodic review and inspection by the FDA. The subsequent discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer or facility, including withdrawal of the product from the market. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Later discovery of previously unknown problems with our products, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in:

•	Restrictions on such products, manufacturers or manufacturing processes;

•	Warning letters;

•	Withdrawal of the products from the market;

•	Refusal to approve pending applications or supplements to approved applications that we submit;

•	Voluntary or mandatory recall;

•	Fines;

•	Suspension or withdrawal of regulatory approvals;

•	Refusal to permit the import or export of our products;

•	Product seizure; and

•	Injunctions or the imposition of civil or criminal penalties.

FAILURE TO OBTAIN REGULATORY APPROVAL IN FOREIGN JURISDICTIONS WOULD PREVENT US FROM MARKETING OUR PRODUCTS ABROAD.

Although we have not initiated any marketing efforts in foreign jurisdictions, we intend in the future to market our products outside the United States. In order to market our products in the European Union and many other foreign jurisdictions, we must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval abroad may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval and we may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or approval by the FDA. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market outside the United States. The failure to obtain these approvals could materially adversely affect our business, financial condition and results of operations.

FOREIGN GOVERNMENTS TEND TO IMPOSE STRICT PRICE CONTROLS WHICH MAY ADVERSELY AFFECT OUR REVENUES, IF ANY.

The pricing of prescription pharmaceuticals is subject to governmental control in some foreign countries. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be adversely affected.

Risks Related to our Intellectual Property

IF WE ARE UNABLE TO SECURE ADEQUATE PATENT PROTECTION FOR OUR TECHNOLOGIES, THEN WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AS A BIOTECHNOLOGY COMPANY.

At the present time, we do not have patent protection for all uses of our technologies. There is significant competition in the field of CNS diseases, our primary scientific area of research and development. Our competitors may seek patent protection for their technologies, and such patent applications or rights might conflict with the patent protection that we are seeking for our technologies. If we do not obtain patent protection for our technologies, or if others obtain patent rights that block our ability to develop and market our technologies, our business prospects may be significantly and negatively affected. Further, even if patents can be obtained, these patents may not provide us with any competitive advantage if our competitors have stronger patent positions or if their product candidates work better in clinical trials than our product candidates. Our patents may also be challenged, narrowed, invalidated or circumvented, which could limit our ability to stop competitors from marketing similar products or limit the length of term of patent protection we may have for our products.

Our patent strategy is to obtain broad patent protection, in the United States and in major developed countries, for our technologies and their related medical indications. Risks associated with protecting our patent and proprietary rights include the following:

•	Our ability to protect our technologies could be delayed or negatively affected if the United States Patent and Trademark Office, the USPTO, requires additional experimental evidence that our technologies work;

•	Our competitors may develop similar technologies or products, or duplicate any technology developed by us;

•	Our competitors may develop products which are similar to ours but which do not infringe our patents or products;

•	Our competitors may successfully challenge one or more of our patents in an interference or litigation proceeding;

•	Our patents may infringe the patents or rights of other parties who may decide not to grant a license to us. We may have to change our products or processes, pay licensing fees or stop certain activities because of the patent rights of third parties which could cause additional unexpected costs and delays;

•	Patent law in the fields of healthcare and biotechnology is still evolving and future changes in such laws might conflict with our existing and future patent rights, or the rights of others;

•	Our collaborators, employees and consultants may breach the confidentiality agreements that we enter into to protect our trade secrets and propriety know-how. We may not have adequate remedies for such breach; and

•	There may be disputes as to the ownership of technological information developed by consultants, scientific advisors or other third parties which may not be resolved in our favor.

WE IN-LICENSE A SIGNIFICANT PORTION OF OUR INTELLECTUAL PROPERTY AND IF WE FAIL TO COMPLY WITH OUR OBLIGATIONS UNDER ANY OF THE RELATED AGREEMENTS, WE COULD LOSE LICENSE RIGHTS THAT ARE NECESSARY TO DEVELOP OUR PRODUCT CANDIDATES.

We are a party to and rely on a number of in-license agreements with third parties, such as those with Harvard and its Affiliates, that give us rights to intellectual property that is necessary for our business. In addition, we expect to enter into additional licenses in the future. Our current in-license arrangements impose various development, royalty and other obligations on us. If we breach these obligations and fail to cure such breach in a timely manner, these exclusive licenses could be converted to non-exclusive licenses or the agreements could be terminated, which would result in our being unable to develop, manufacture and sell products that are covered by the licensed technology.

IF WE BECOME INVOLVED IN PATENT LITIGATION OR OTHER PROCEEDINGS RELATED TO A DETERMINATION OF RIGHTS, WE COULD INCUR SUBSTANTIAL COSTS AND EXPENSES, SUBSTANTIAL LIABILITY FOR DAMAGES OR BE REQUIRED TO STOP OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION EFFORTS.

A third party may sue us for infringing its patent rights. Likewise, we may need to resort to litigation to enforce a patent issued or licensed to us or to determine the scope and validity of third-party proprietary rights. In addition, a third party may claim that we have improperly obtained or used its confidential or proprietary information. There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings, including interference proceedings declared against us by the USPTO, regarding intellectual property rights with respect to our products and technology. The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert our management’s efforts. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue our operations.

If any parties successfully claim that our creation or use of proprietary technologies infringes upon their intellectual property rights, we might be forced to pay damages, potentially including treble damages, if we are found to have willfully infringed on such parties’ patent rights. In addition to any damages we might have to pay, a court could require us to stop the infringing activity or obtain a license. Any license required under any patent may not be made available on commercially acceptable terms, if at all. In addition, such licenses are likely to be non-exclusive and, therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license and are unable to design around a patent, we may be unable to effectively market some of our technology and products, which could limit our ability to generate revenues or achieve profitability and possibly prevent us from generating revenue sufficient to sustain our operations. We might be required to redesign the formulation of a product candidate so that it does not infringe, which may not be possible or could require substantial funds and time. Ultimately, we could be prevented from commercializing a product or be forced to cease some aspect of our business operations if we are unable to enter into license agreements that are acceptable to us. Moreover, we expect that a number of our collaborations will provide that royalties payable to us for licenses to our intellectual property may be offset by amounts paid by our collaborators to third parties who have competing or superior intellectual property positions in the relevant fields, which could result in significant reductions in our revenues from products developed through collaborations.

CONFIDENTIALITY AGREEMENTS WITH EMPLOYEES AND OTHERS MAY NOT ADEQUATELY PREVENT DISCLOSURE OF TRADE SECRETS AND OTHER PROPRIETARY INFORMATION.

In order to protect our proprietary technology and processes, we rely in part on confidentiality agreements with our collaborators, employees, consultants, outside scientific collaborators and sponsored researchers, and other advisors. These agreements may be breached, may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such party. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Risks Related to our Dependence on Third Parties

IF ANY COLLABORATOR TERMINATES OR FAILS TO PERFORM ITS OR THEIR OBLIGATIONS UNDER AGREEMENTS WITH US, THE DEVELOPMENT AND COMMERCIALIZATION OF OUR PRODUCT CANDIDATES COULD BE DELAYED OR TERMINATED.

We are dependent on expert advisors and our collaborations with research and development service providers. Our business could be adversely affected if any collaborator terminates its collaboration agreement with us or fails to perform its obligations under that agreement. Most biotechnology and pharmaceutical companies have established internal research and development programs, including their own facilities and employees which are under their direct control. By contrast, we have limited internal research capability and have elected to outsource substantially all of our research and development, preclinical and clinical activities. As a result, we are dependent upon our network of expert advisors and our collaborations with other research and development service providers for the development of our technologies and product candidates. These expert advisors are not our employees but provide us with important information and knowledge that may enhance our product development strategies and plans. Our collaborations with research and development service providers are important for the testing and evaluation of our technologies, in both the preclinical and clinical stages.

Many of our expert advisors are employed by, or have their own collaborative relationship with Harvard University and its affiliated hospitals, or Harvard and its Affiliates. A summary of the key scientific, research and development professionals with whom we work, and a composite of their professional background and affiliations is as follows:

•	Larry I. Benowitz, Ph.D., Director, Laboratories for Neuroscience Research in Neurosurgery, Children’s Hospital, Boston; Associate Professor of Neuroscience, Department of Surgery, Harvard Medical School.

•	Joseph R. Bianchine, M.D., Ph.D., F.A.C.P., F.A.C.C.P., Scientific Advisory Board Member, Boston Life Sciences, Inc.; Senior Scientific Advisor, Schwarz Pharma AG.

•	Alan J. Fischman, M.D., Ph.D., Director, Department of Nuclear Medicine, Massachusetts General Hospital; Professor of Radiology, Harvard Medical School.

•	Robert S. Langer, Jr. Sc.D., Institute Professor of Chemical and Biomedical Engineering, Massachusetts Institute of Technology.

•	Marc E. Lanser, M.D., Scientific Advisory Board Member, Boston Life Sciences, Inc.; President and CEO FluoroPharma.

•	Robert Licho, M.D., Chief, Division of Nuclear Medicine, UMass Memorial Medical Center; Associate Professor, University of Massachusetts Medical School.

•	Peter Meltzer, Ph.D., President, Organix, Inc., Woburn, MA.

Dr. Benowitz, Dr. Bianchine, Dr. Lanser and Dr. Licho provide scientific consultative services resulting in total payments of approximately $200,000 per year. Dr. Benowitz provides scientific consultative services primarily related to the research and development of Inosine and MDP14. Dr. Licho provides scientific consultative services primarily related to the research and development of ALTROPANE molecular imaging agent. Dr. Bianchine and Dr. Lanser provide scientific consultative services as members of our Scientific Advisory Board.

We do not have a formal agreement with Dr. Meltzer individually but do enter into research and development contracts from time to time with Organix, Inc., of which Dr. Meltzer is president.

Our significant collaborations include:

•	Children’s Hospital in Boston, Massachusetts where certain of our collaborating scientists perform their research efforts;

•	Organix in Woburn, Massachusetts which manufactures our compounds for the treatment of PD and provides non-radioactive ALTROPANE for FDA mandated studies;

•	Harvard Medical School in Boston, Massachusetts where certain of our collaborating scientists perform their research efforts;

•	MDS Nordion in Vancouver, British Colombia which manufactures the ALTROPANE molecular imaging agent;

•	Chemic Laboratories in Canton, Massachusetts which provides ALTROPANE raw material and performs certain analytic services for our preclinical programs;

•	Beacon Bioscience in Doylestown, Pennsylvania which performs services for us including SPECT evaluations and image management; and

•	INC Research in Raleigh, North Carolina which performs services for us including medical monitoring and data management.

We generally have a number of collaborations with research and development service providers ongoing at any point in time. These agreements generally cover a specific project or study, are usually for a duration between one month to one year, and expire upon completion of the project. Under these agreements, we are usually required to make an initial payment upon execution of the agreement with the remaining payments based upon the completion of certain specified milestones such as completion of a study or delivery of a report.

We cannot control the amount and timing of resources our advisors and collaborators devote to our programs or technologies. Our advisors and collaborators may have employment commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. If any of our advisors or collaborators were to breach or terminate their agreement with us or otherwise fail to conduct their activities successfully and in a timely manner, the preclinical or clinical development or commercialization of our technologies and product candidates or our research programs could be delayed or terminated. Any such delay or termination could have a material adverse effect on our business, financial condition or results of operations.

Disputes may arise in the future with respect to the ownership of rights to any technology developed with our advisors or collaborators. These and other possible disagreements could lead to delays in the collaborative research, development or commercialization of our technologies, or could require or result in litigation to resolve. Any such event could have a material adverse effect on our business, financial condition or results of operations.

Our advisors and collaborators sign agreements that provide for confidentiality of our proprietary information. Nonetheless, they may not maintain the confidentiality of our technology and other confidential information in connection with every advisory or collaboration arrangement, and any unauthorized dissemination of our confidential information could have a material adverse effect on our business, financial condition or results of operations.

IF WE ARE UNABLE TO MAINTAIN OUR KEY WORKING RELATIONSHIPS WITH HARVARD AND ITS AFFILIATES, WE MAY NOT BE SUCCESSFUL SINCE SUBSTANTIALLY ALL OF OUR CURRENT TECHNOLOGIES WERE LICENSED FROM, AND MOST OF OUR RESEARCH AND DEVELOPMENT ACTIVITIES WERE PERFORMED BY, HARVARD AND ITS AFFILIATES.

Historically, we have been heavily dependent on our relationship with Harvard and its Affiliates because substantially all of our technologies were licensed from, and most of our research and development activities were performed by, Harvard and its Affiliates. Now that a portion of our early-stage research at Harvard and its Affiliates has yielded an identified product in each area of research, we have begun and expect to continue to conduct much of our later stage development work and all of our formal preclinical and clinical programs outside of Harvard and its Affiliates. Nevertheless, the originating scientists still play important advisory roles. Each of our collaborative research agreements is managed by a sponsoring scientist and/or researcher who has his or her own independent affiliation with Harvard and its Affiliates.

Under the terms of our license agreements with Harvard and its Affiliates, we acquired the exclusive, worldwide license to make, use, and sell the technology covered by each respective license agreement. Among other things, the technologies licensed under these agreements include:

•	ALTROPANE molecular imaging agent compositions and methods of use;

•	FLUORATEC molecular imaging agent compositions and methods of use;

•	Inosine methods of use; and

•	O-1369 compositions and methods of use.

Generally, each license agreement is effective until the last patent licensed relating to the technology expires or at a fixed and determined date. The patents on the ALTROPANE molecular imaging agent expire beginning in 2013. The patents on the FLUORATEC molecular imaging agent expire beginning in 2020. The patents on Inosine expire in 2017. The applications for patents relating to O-1369 are currently pending.

We are required to make certain licensing and related payments to Harvard and its Affiliates which generally include:

•	An initial licensing fee payment upon the execution of the agreement and annual license maintenance fee;

•	Reimbursement payments for all patent related costs incurred by Harvard and its Affiliates, including fees associated with the filing of continuation-in-part patent applications;

•	Milestone payments as licensed technology progresses through each stage of development (filing of IND, completion of one or more clinical stages and submission and approval of an NDA); and

•	Royalty payments on the sales of any products based on the licensed technology.

Since inception, we have paid Harvard and its Affiliates under the terms of our current License Agreements approximately $800,000 in initial licensing fees and milestone payments. The License Agreements obligate us to pay up to an aggregate of $4,220,000 in milestone payments in the future. These future milestone payments are generally payable only upon the completion of later stage clinical trials and the filing of an NDA or similar application seeking product approval. Most of these contingent milestone payments are associated with technologies that are presently in early stage development. We are also required to pay certain fees for annual license maintenance and continuation-in-part patent applications.

We have entered into a small number of sponsored research agreements with Harvard and its Affiliates. Under these agreements, we provide funding so that the sponsoring scientists can continue their research efforts. These payments are generally made in equal quarterly installments over the term of the agreements which are usually for one year.

Universities and other not-for-profit research institutions are becoming increasingly aware of the commercial value of their findings and are becoming more active in seeking patent protection and licensing arrangements to collect royalties for the use of technology that they have developed. While this increased awareness will not impact our rights to previously licensed technologies, it may make it more costly and difficult for us to obtain the licensing rights to new scientific discoveries at Harvard and its Affiliates.

IF WE ARE UNABLE TO ESTABLISH, MAINTAIN AND RELY ON NEW COLLABORATIVE RELATIONSHIPS, THEN WE MAY NOT BE ABLE TO SUCCESSFULLY DEVELOP AND COMMERCIALIZE OUR TECHNOLOGIES.

To date, our operations have primarily focused on the preclinical development of most of our technologies, as well as conducting clinical trials for certain of our technologies. We currently expect that the continued development of our technologies will result in the initiation of additional clinical trials. We expect that these developments will require us to establish, maintain and rely on new collaborative relationships in order to successfully develop and commercialize our technologies. We face significant competition in seeking appropriate collaborators. Collaboration arrangements are complex to negotiate and time consuming to document. We may not be successful in our efforts to establish additional collaborations or other alternative arrangements, and the terms of any such collaboration or alternative arrangement may not be favorable to us. There is no certainty that:

•	We will be able to enter into such collaborations on economically feasible and otherwise acceptable terms and conditions;

•	That such collaborations will not require us to undertake substantial additional obligations or require us to devote additional resources beyond those we have identified at present;

•	That any of our collaborators will not breach or terminate their agreements with us or otherwise fail to conduct their activities on time, thereby delaying the development or commercialization of the technology for which the parties are collaborating; and

•	The parties will not dispute the ownership rights to any technologies developed under such collaborations.

IF ONE OF OUR COLLABORATORS WERE TO CHANGE ITS STRATEGY OR THE FOCUS OF ITS DEVELOPMENT AND COMMERCIALIZATION EFFORTS WITH RESPECT TO OUR RELATIONSHIP, THE SUCCESS OF OUR PRODUCT CANDIDATES AND OUR OPERATIONS COULD BE ADVERSELY AFFECTED.

There are a number of factors external to us that may change our collaborators’ strategy or focus with respect to our relationship with them, including:

•	The amount and timing of resources that our collaborators may devote to the product candidates;

•	Our collaborators may experience financial difficulties;

•	We may be required to relinquish important rights such as marketing and distribution rights;

•	Should a collaborator fail to develop or commercialize one of our product candidates, we may not receive any future milestone payments and will not receive any royalties for the product candidate;

•	Business combinations or significant changes in a collaborator’s business strategy may also adversely affect a collaborator’s willingness or ability to complete its obligations under any arrangement;

•	A collaborator may not devote sufficient time and resources to any collaboration with us, which could prevent us from realizing the potential commercial benefits of that collaboration;

•	A collaborator may terminate their collaborations with us, which could make it difficult for us to attract new collaborators or adversely affect how we are perceived in the business and financial communities; and

•	A collaborator could move forward with a competing product candidate developed either independently or in collaboration with others, including our competitors.

If any of these occur, the development and commercialization of one or more drug candidates could be delayed, curtailed or terminated because we may not have sufficient financial resources or capabilities to continue such development and commercialization on our own.

Risks Related to Competition

WE ARE ENGAGED IN HIGHLY COMPETITIVE INDUSTRIES DOMINATED BY LARGER, MORE EXPERIENCED AND BETTER CAPITALIZED COMPANIES.

The biotechnology and pharmaceutical industries are highly competitive, rapidly changing, and are dominated by larger, more experienced and better capitalized companies. Such greater experience and financial strength may enable them to bring their products to market sooner than us, thereby gaining the competitive advantage of being the first to market. Research on the causes of, and possible treatments for, diseases for which we are trying to develop therapeutic or diagnostic products are developing rapidly and there is a potential for extensive technological innovation in relatively short periods of time. Factors affecting our ability to successfully manage the technological changes occurring in the biotechnology and pharmaceutical industries, as well as our ability to successfully compete, include:

•	Many of our potential competitors in the field of CNS research have significantly greater experience than we do in completing preclinical and clinical testing of new pharmaceutical products, the manufacturing and commercialization process, and obtaining FDA and other regulatory approvals of products;

•	Many of our potential competitors have products that have been approved or are in late stages of development;

•	Many of our potential competitors may develop products or other novel technologies that are more effective, safer or less costly than any that we are developing;

•	Many of our potential competitors have collaborative arrangements in our target markets with leading companies and research institutions;

•	The timing and scope of regulatory approvals for these products;

•	The availability and amount of third-party reimbursement;

•	The strength of our patent position;

•	Many of our potential competitors are in a stronger financial position than us, and are thus better able to finance the significant cost of developing, manufacturing and selling new products; and

•	Companies with established positions and prior experience in the pharmaceutical industry may be better able to develop and market products for the treatment of those diseases for which we are trying to develop products.

To our knowledge, there is only one company, GE Healthcare (formerly Nycomed/Amersham), that has marketed a diagnostic imaging agent for PD. To date, GE Healthcare has obtained marketing approval only in Europe, and to the best of our knowledge, is not presently seeking approval in the United States. However, GE Healthcare has significantly greater infrastructure and financial resources than us, and their decision to seek approval in the United States could significantly adversely affect our competitive position. Their established market presence, and greater financial strength in the European market will make it difficult for us to successfully market ALTROPANE in Europe.

IF WE ARE UNABLE TO COMPETE EFFECTIVELY, OUR PRODUCT CANDIDATES MAY BE RENDERED NONCOMPETITIVE OR OBSOLETE.

Our competitors may develop or commercialize more effective, safer or more affordable products, or obtain more effective patent protection, than we are able to. Accordingly, our competitors may commercialize products more rapidly or effectively than we are able to, which would adversely affect our competitive position, the likelihood that our product candidates will achieve initial market acceptance, and our ability to generate meaningful revenues from our product candidates. Even if our product candidates achieve initial market acceptance, competitive products may render our products obsolete, noncompetitive or uneconomical. If our product candidates are rendered obsolete, we may not be able to recover the expenses of developing and commercializing those product candidates.

IF WE ARE UNABLE TO OBTAIN ADEQUATE INSURANCE COVERAGE AND REIMBURSEMENT LEVELS FOR ANY OF OUR PRODUCTS WHICH ARE APPROVED AND ENTER THE MARKET, THEN THEY MAY NOT BE ACCEPTED BY PHYSICIANS AND PATIENTS.

Substantially all biotechnology products are distributed to patients by physicians and hospitals, and in most cases, such patients rely on insurance coverage and reimbursement to pay for some or all of the cost of the product. In recent years, the continuing efforts of government and third party payors to contain or reduce health care costs have limited, and in certain cases prevented, physicians and patients from receiving insurance coverage and reimbursement for medical products, especially newer technologies. Our ability to generate adequate revenues and operating profits could be adversely affected if such limitations or restrictions are placed on the sale of our products. Specific risks associated with medical insurance coverage and reimbursement include:

•	Significant uncertainty exists as to the reimbursement status of newly approved health care products, and third-party payors are increasingly challenging the prices charged for medical products and services;

•	Adequate insurance coverage may not be available to allow us to charge prices for products which are adequate for us to realize an appropriate return on our development costs. If adequate coverage and reimbursement are not provided for use of our products, the market acceptance of these products will be negatively affected;

•	Health maintenance organizations and other managed care companies may seek to negotiate substantial volume discounts for the sale of our products to their members thereby reducing our profit margins; and

•	In recent years, other bills proposing comprehensive health care reform have been introduced in Congress that would potentially limit pharmaceutical prices and establish mandatory or voluntary refunds. It is uncertain if any legislative proposals will be adopted and how federal, state or private payors for health care goods and services will respond to any health care reforms.

IF THIRD-PARTY PAYORS DO NOT ADEQUATELY REIMBURSE CUSTOMERS FOR ANY OF OUR PRODUCT CANDIDATES THAT ARE APPROVED FOR MARKETING, THEY MIGHT NOT BE PURCHASED OR USED, AND OUR REVENUES AND PROFITS WILL NOT DEVELOP OR INCREASE.

We believe that the efforts of governments and third-party payors to contain or reduce the cost of healthcare will continue to affect the business and financial condition of pharmaceutical and biopharmaceutical companies such as us. Obtaining reimbursement approval for a product from each governmental or other third-party payor is a time-consuming and costly process that could require us to provide supporting scientific, clinical and cost- effectiveness data for the use of our products to each payor. If we succeed in bringing any of our product candidates to market and third-party payors determine that the product is eligible for coverage; the third-party payors may establish and maintain price levels insufficient for us to realize a sufficient return on our investment in product development. Moreover, eligibility for coverage does not imply that any product will be reimbursed in all cases.

The Centers for Medicare and Medicaid Services, or CMS, the agency within the Department of Health and Human Services that administers Medicare and that is responsible for setting Medicare reimbursement payment rates and coverage policies for any product candidates that we commercialize, has authority to decline to cover particular drugs if it determines that they are not “reasonable and necessary” for Medicare beneficiaries or to cover them at lower rates to reflect budgetary constraints or to match previously approved reimbursement rates for products that CMS considers to be therapeutically comparable. Third-party payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates, and both Medicare and other third-party payors may have sufficient market power to demand significant price reductions.

As a result of the trend towards managed healthcare in the United States, as well as legislative proposals to constrain the growth of federal healthcare program expenditures, third-party payors are increasingly attempting to contain healthcare costs by demanding price discounts or rebates and limiting both coverage and the level of reimbursement of new drug products. Consequently, significant uncertainty exists as to the reimbursement status of newly approved healthcare products.

THE RECENT MEDICARE PRESCRIPTION DRUG COVERAGE LEGISLATION AND FUTURE LEGISLATIVE OR REGULATORY REFORM OF THE HEALTH CARE SYSTEM MAY AFFECT OUR ABILITY TO SELL OUR PRODUCT CANDIDATES PROFITABLY.

A number of legislative and regulatory proposals to change the healthcare system in the United States and other major healthcare markets have been proposed in recent years. In addition, ongoing initiatives in the United States have exerted and will continue to exert pressure on drug pricing. In some foreign countries, particularly countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. Significant changes in the healthcare system in the United States or elsewhere, including changes resulting from the implementation of the Medicare prescription drug coverage legislation and adverse trends in third-party reimbursement programs, could limit our ability to raise capital and successfully commercialize our product candidates.

In particular, the Medicare Prescription Drug Improvement and Modernization Act of 2003, which President Bush signed into law in December 2003, established a new Medicare prescription drug benefit. The prescription drug program and future amendments or regulatory interpretations of the legislation could have the effect of reducing the prices that we are able to charge for any products we develop and sell through Medicare. This prescription drug legislation and related amendments or regulations could also cause third-party payors other than the federal government, including the states under the Medicaid program, to discontinue coverage for any products we develop or to lower reimbursement amounts that they pay. The legislation changed the methodology used to calculate reimbursement for drugs that are administered in physicians’ offices in a manner intended to reduce the amount that is subject to reimbursement. In addition, beginning in January 2006, the legislation directs the Secretary of Health and Human Services to contract with procurement organizations to purchase physician-administered drugs from the manufacturers and provides physicians with the option to obtain drugs through these organizations as an alternative to purchasing from the manufacturers, which some physicians may find advantageous. Because we have not received marketing approval or established a price for any product, it is difficult to predict how this new legislation will affect us, but the legislation generally is expected to constrain or reduce reimbursement for certain types of drugs.

Further federal, state and foreign healthcare proposals and reforms are likely. While we cannot predict the legislative or regulatory proposals that will be adopted or what effect those proposals may have on our business, including the future reimbursement status of any of our product candidates, the announcement or adoption of such proposals could have an adverse effect on potential revenues from product candidates that we may successfully develop.

WE HAVE LIMITED MANUFACTURING CAPACITY AND MARKETING INFRASTRUCTURE AND EXPECT TO BE HEAVILY DEPENDENT UPON THIRD PARTIES TO MANUFACTURE AND MARKET APPROVED PRODUCTS.

We currently have limited manufacturing facilities for either clinical trial or commercial quantities of any of our product candidates and currently have no plans to obtain additional facilities. To date, we have obtained the limited quantities of drug product required for preclinical and clinical trials from contract manufacturing companies. We intend to continue using contract manufacturing arrangements with experienced firms for the supply of material for both clinical trials and any eventual commercial sale, with the exception of Troponin and MDP-14, which we presently plan to produce in our facility in Baltimore, Maryland.

We will depend upon third parties to produce and deliver products in accordance with all FDA and other governmental regulations. We may not be able to contract with manufacturers who can fulfill our requirements for quality, quantity and timeliness, or be able to find substitute manufacturers, if necessary. The failure by any third party to perform their obligations in a timely fashion and in accordance with the applicable regulations may delay clinical trials, the commercialization of products, and the ability to supply product for sale. In addition, any change in manufacturers could be costly because the commercial terms of any new arrangement could be less favorable and because the expenses relating to the transfer of necessary technology and processes could be significant.

With respect to our most advanced product candidate, ALTROPANE molecular imaging agent, we have entered into an agreement with, and are highly dependent upon, MDS Nordion. Under the terms of the agreement, which currently expires on December 31, 2005, we paid MDS Nordion a one-time fee of $300,000 in connection with its commitment to designate certain of its facilities exclusively for the production of the ALTROPANE molecular imaging agent. We also paid MDS Nordion approximately $900,000 to establish a GMP certified manufacturing process for the production of ALTROPANE. Finally, we agreed to minimum monthly purchases of ALTROPANE through December 31, 2005. We hope to sign an extension with MDS Nordion before December 31, 2005 but there can be no assurance that we will be able to or that the terms will be acceptable. The agreement provides for MDS Nordion to manufacture the ALTROPANE molecular imaging agent for our clinical trials. The agreement also provides that MDS Nordion will compile and prepare the information regarding manufacturing that will be a required component of any NDA we file for ALTROPANE in the future. We do not presently have arrangements with any other suppliers in the event that Nordion is unable to manufacture ALTROPANE for us. We could encounter a significant delay before another supplier could manufacture ALTROPANE for us due to the time required to establish a GMP manufacturing process for ALTROPANE.

We currently have a limited marketing infrastructure. In order to earn a profit on any future product, we will be required to invest in the necessary sales and marketing infrastructure or enter into collaborations with third parties with respect to executing sales and marketing activities. We may encounter difficulty in negotiating sales and marketing collaborations with third parties on favorable terms for us. Most of the companies who can provide such services are financially stronger and more experienced in selling pharmaceutical products than we are. As a result, they may be in a position to negotiate an arrangement that is more favorable to them. We could experience significant delays in marketing any of our products if we are required to internally develop a sales and marketing organization or establish collaborations with a partner. There are risks involved with establishing our own sales and marketing capabilities. We have no experience in performing such activities and could incur significant costs in developing such a capability.

USE OF THIRD PARTY MANUFACTURERS MAY INCREASE THE RISK THAT WE WILL NOT HAVE ADEQUATE SUPPLIES OF OUR PRODUCT CANDIDATES.

Reliance on third party manufacturers entails risks to which we would not be subject if we manufactured product candidates or products ourselves, including:

•	Reliance on the third party for regulatory compliance and quality assurance;

•	The possible breach of the manufacturing agreement by the third party; and

•	The possible termination or nonrenewal of the agreement by the third party, based on its own business priorities, at a time that is costly or inconvenient for us.

If we are not able to obtain adequate supplies of our product candidates and any approved products, it will be more difficult for us to develop our product candidates and compete effectively. Our product candidates and any products that we successfully develop may compete with product candidates and products of third parties for access to manufacturing facilities. Our contract manufacturers are subject to ongoing, periodic, unannounced inspection by the FDA and corresponding state and foreign agencies or their designees to ensure strict compliance with GMP regulations and other governmental regulations and corresponding foreign standards. We cannot be certain that our present or future manufacturers will be able to comply with GMP regulations and other FDA regulatory requirements or similar regulatory requirements outside the United States. We do not control compliance by our contract manufacturers with these regulations and standards. Failure of our third party manufacturers or us to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our product candidates, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our product candidates and products.

Risks Related to Employees and Growth

IF WE ARE UNABLE TO RETAIN OUR KEY PERSONNEL AND/OR RECRUIT ADDITIONAL KEY PERSONNEL IN THE FUTURE, THEN WE MAY NOT BE ABLE TO OPERATE EFFECTIVELY.

Our success depends significantly upon our ability to attract, retain and motivate highly qualified scientific and management personnel who are able to formulate, implement and maintain the operations of a biotechnology company such as ours. We consider retaining Peter Savas, our Chairman and Chief Executive Officer, Mark Pykett, our President and Chief Operating Officer and Kenneth L. Rice, Jr., our Executive Vice President Finance and Administration and Chief Financial Officer to be key to our efforts to develop and commercialize our product candidates. The loss of the service of any of these key executives may significantly delay or prevent the achievement of product development and other business objectives. We do not have employment agreements with any of these key executives, although we expect to enter into employment and non-compete agreements with Messrs. Savas, Pykett and Rice. We do not presently carry key person life insurance on any of our scientific or management personnel.

We currently outsource most of our research and development, preclinical and clinical activities. If we decide to increase our internal research and development capabilities for any of our technologies, we may need to hire additional key management and scientific personnel to assist the limited number of employees that we currently employ. There is significant competition for such personnel from other companies, research and academic institutions, government entities and other organizations. If we fail to attract such personnel, it could have a significant negative effect on our ability to develop our technologies.

Risks Related to our Stock

OUR STOCK PRICE MAY CONTINUE TO BE VOLATILE AND CAN BE AFFECTED BY FACTORS UNRELATED TO OUR BUSINESS AND OPERATING PERFORMANCE.

The market price of our common stock may fluctuate significantly in response to factors that are beyond our control. The stock market in general periodically experiences significant price and volume fluctuations. The market prices of securities of pharmaceutical and biotechnology companies have been volatile, and have experienced fluctuations that often have been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could result in significant fluctuations in the price of our common stock, which could cause a decline in the value of your investment. The market price of our common stock may be influenced by many factors, including:

•	Announcements of technological innovations or new commercial products by our competitors or us;

•	Announcements in the scientific and research community;

•	Developments concerning proprietary rights, including patents;

•	Delay or failure in initiating, conducting, completing or analyzing clinical trials or problems relating to the design, conduct or results of these trials;

•	Announcement of FDA approval or non-approval of our product candidates or delays in the FDA review process;

•	Developments concerning our collaborations;

•	Publicity regarding actual or potential medical results relating to products under development by our competitors or us;

•	Failure of any of our product candidates to achieve commercial success;

•	Our ability to manufacture products to commercial standards;

•	Conditions and publicity regarding the life sciences industry generally;

•	Regulatory developments in the United States and foreign countries;

•	Changes in the structure of health care payment systems;

•	Period-to-period fluctuations in our financial results or those of companies that are perceived to be similar to us;

•	Departure of our key personnel;

•	Future sales of our common stock;

•	Investors’ perceptions of us, our products, the economy and general market conditions;

•	Differences in actual financial results versus financial estimates by securities analysts and changes in those estimates; and

•	Litigation.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Shares covered by this Prospectus. While we may receive sums upon any exercise of options by the Selling Stockholders, we currently have no plans for their application, other than for general corporate purposes. We cannot assure you that any of such options will be exercised.

THE SELLING STOCKHOLDERS

The individuals listed below (the “Selling Stockholders”) have or will acquire the Shares being registered pursuant to the exercise of options previously granted to them by Boston Life Sciences. The Shares may not be sold or otherwise transferred by the Selling Stockholders unless and until the applicable options are exercised in accordance with their terms.

The following table sets forth: (i) the name of each Selling Stockholder; (ii) his or her position(s), office or other material relationship with Boston Life Sciences and its predecessors or affiliates, over the last three years; (iii) the number of shares of Common Stock owned (or subject to options or convertible securities) by each Selling Stockholder as of the date of this Prospectus and prior to this offering; (iv) the number of shares of Common Stock which may be offered and are being registered for the account of each Selling Stockholder by this Prospectus (all of which have been or may be acquired by the Selling Stockholders pursuant to the exercise of options subject to the appropriate vesting of such options); and (v) the amount of Common Stock to be owned by each such Selling Stockholder if such Selling Stockholder were to sell all of their shares of Common Stock covered by this Prospectus.

Boston Life Sciences cannot assure you that any of the Selling Stockholders will offer for sale or sell any or all of the Shares offered by them pursuant to this Prospectus.

Name of Selling Stockholder	Position with Boston Life Sciences	Number of Shares/Percentage of Common Stock Prior to Offer (Both Held Directly or Indirectly)(1)			Number of Shares of Common Stock to be Offered	Number of Shares/Percentage of Common Stock Owned After the Offering (Both Held Directly or Indirectly)(2)
		Number		Percentage		Number	Percentage
Peter G. Savas	Chairman and Chief Executive Officer	600,000	(3)	3.51%	535,529	64,471	*
Mark J. Pykett	President and Chief Operating Officer	300,000	(4)	1.79%	200,000	100,000	*
Kenneth L. Rice, Jr.	Executive Vice President of Finance and Administration and Chief Financial Officer	300,000	(5)	1.79%	300,000	0	*
Michael J. Mullen	Director	50,617	(6)	*	50,417	200	*
John T. Preston	Director	50,417	(7)	*	50,417	0	*
Robert S. Langer, Jr.	Director	89,663	(8)	*	46,000	43,663	*

*	Less than 1 percent.
(1)	Applicable percentage ownership is based on 16,478,084 shares of Common Stock outstanding as of December 12, 2005, plus any Common Stock equivalents or convertible securities held and shares beneficially owned by each such holder as set forth herein.
(2)

Assumes that all Shares to be offered, as set forth above, are sold pursuant to this offering and that no other shares of Common Stock are acquired or disposed of by the Selling Stockholders prior to the termination of this offering. Because the Selling Stockholders may sell all, some or none of their Shares or may acquire or dispose of other shares of Common Stock, no reliable estimate can be made of the aggregate number of Shares that will be sold pursuant to this offering or the number or percentage of shares of Common Stock that each Selling Stockholder will own upon completion of this offering.

(3)	Consists of 600,000 vested and unvested options to purchase shares of Common Stock prior to this Offering.
(4)	Consists of 300,000 vested and unvested options to purchase shares of Common Stock prior to this Offering.
(5)	Consists of 300,000 vested and unvested options to purchase shares of Common Stock prior to this Offering.
(6)	Consists of 50,417 vested and unvested options to purchase shares of Common Stock prior to this Offering and 200 shares of common stock held by the Michael J. Mullen Living Trust, dated April 22, 2002, of which Mr. Mullen is the trustee.
(7)	Consists of 50,417 vested and unvested options to purchase shares of Common Stock prior to this Offering.
(8)	Consists of 89,663 vested and unvested options to purchase shares of Common Stock prior to this Offering.

PLAN OF DISTRIBUTION

The Selling Stockholders have not advised us of any specific plan for the sale or distribution of the Shares covered by this Prospectus. If and when they occur, such sales may be made in any of the following manners:

•	On the Nasdaq SmallCap Market (or through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation);

•	In public or privately negotiated transactions;

•	In transactions involving principals or brokers;

•	In a combination of such methods of sale; or

•	Any other lawful methods.

Although sales of the Shares are, in general, expected to be made at market prices prevailing at the time of sale, the Shares may also be sold at prices related to such prevailing market prices or at negotiated prices, which may differ considerably.

When offering the Shares covered by this Prospectus, each of the Selling Stockholders and any broker-dealers who sell the Shares for the Selling Stockholders may be “underwriters” within the meaning of the Securities Act, and any profits realized by such Selling Stockholders and the compensation of such broker-dealers may be underwriting discounts and commissions.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the Shares may be listed, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the Shares covered by this Prospectus, either as agents for others or as principals for their own accounts, and reselling such Shares pursuant to this Prospectus. The Selling Stockholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts, any or all of which might be in excess of customary amounts.

Each of the Selling Stockholders is acting independently of us in making decisions with respect to the timing, manner and size of each sale of Shares. We have not been advised of any definitive selling arrangement at the date of this Prospectus between any Selling Stockholder and any broker-dealer or agent.

To the extent required, the names of any agents, broker-dealers or underwriters and applicable commissions, concessions, allowances or discounts, and any other required information with respect to any particular offer of the Shares by the Selling Stockholders, will be set forth in a Prospectus Supplement.

The expenses of preparing and filing this Prospectus and the related Registration Statement with the Securities and Exchange Commission will be paid entirely by us.

Shares of Common Stock covered by this Prospectus also may qualify to be sold pursuant to Rule 144 under the Securities Act, rather than pursuant to this Prospectus. The Selling Stockholders have been advised that they are subject to the applicable provisions of the Exchange Act including without limitation, Rule 10b-5 thereunder.

Neither we nor the Selling Stockholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Stockholders on account of their sales of the Shares from time to time.

LEGAL MATTERS

The validity of the Shares offered hereby will be passed upon by Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference room at Judiciary Plaza Building, 100 F Street, N.E., Room 1500, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our Securities and Exchange Commission filings are also available to you on the Securities and Exchange Commission’s Internet site at www.sec.gov.

Boston Life Sciences has filed with the Securities and Exchange Commission a Registration Statement on Form S-8 under the Securities Act with respect to the Shares offered hereby. This Prospectus, which constitutes a part of that registration statement, does not contain all the information contained in the registration statement and its exhibits. For further information with respect to Boston Life Sciences and the Shares, you should consult the registration statement and its exhibits. Statements contained in this Prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the Securities and Exchange Commission. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission requires us to “incorporate” into this Prospectus information that we file with the Securities and Exchange Commission in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this Prospectus. Information contained in this Prospectus and information that we file with the Securities and Exchange Commission in the future and incorporate by reference in this Prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the filing of a post-effective amendment to this Prospectus which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold.

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission on March 31, 2005, as amended by a Form 10-K/A filed with the Securities and Exchange Commission on May 2, 2005;

(2)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the Securities and Exchange Commission on May 16, 2005;

(3)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 filed with the Securities and Exchange Commission on August 15, 2005;

(4)	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed with the Securities and Exchange Commission on November 14, 2005;

(5)	Our Definitive Proxy Materials for a special meeting of stockholders filed with the Securities and Exchange Commission on January 4, 2005;

(6)	Our Definitive Proxy Materials for a special meeting of stockholders filed with the Securities and Exchange Commission on January 21, 2005;

(7)	Our Definitive Proxy Materials for an annual meeting of stockholders filed with the Securities and Exchange Commission on August 5, 2005;

(8)	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 7, 2005;

(9)	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 7, 2005;

(10)	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 14, 2005, as amended by a Form 8-K/A filed with the Securities and Exchange Commission on February 28, 2005;

(11)	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 15, 2005;

(12)	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2005 (except with respect to Item 2.02 contained therein);

(13)	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 17, 2005;

(14)	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2005;

(15)	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 15, 2005;

(16)	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 8, 2005;

(17)	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 19, 2005;

(18)	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 30, 2005;

(19)	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 7, 2005;

(20)	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 13, 2005;

(21)	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 16, 2005;

(22)	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 15, 2005;

(23)	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2005; and

(24)	The description of our Common Stock and preferred stock purchase rights contained in our Registration Statements on Form 8-A dated October 22, 1991, as amended by a Form 8-A/A filed on July 28, 1993, a Form 8-A/A filed on August 8, 1994, a Form 8-A/A filed on March 20, 2001, a Form 8-A/A filed on September 13, 2001, a Form 8-A/A filed on November 25, 2002, a Form 8-A/A filed on March 18, 2003, Form 8-A/A filed on December 29, 2003 and Form 8-A/A filed on June 16, 2005, including any subsequent amendments or reports filed for the purpose of updating such description.

You should rely only on the information incorporated by reference or provided in this Prospectus or any Prospectus Supplement. Boston Life Sciences has not authorized anyone else to provide you with different information. Boston Life Sciences is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front of those documents.

Boston Life Sciences will provide to any person, including any beneficial owner of its securities, to whom this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus. You may make such requests at no cost to you by writing or telephoning Boston Life Sciences at the following address or number:

Boston Life Sciences, Inc.

85 Main Street

Hopkinton, Massachusetts 01748

Attention: Kenneth L. Rice, Jr.

Telephone: (508) 497-2360

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Article VI of our By-laws specifies that we shall indemnify our directors, officers, employees and agents because he or she was or is a director, officer, employee or agent of ours or was or is serving at the request of us as a director, officer, employee or agent of another entity to the full extent that such right of indemnity is permitted by the laws of the State of Delaware. This provision of the By-laws is deemed to be a contract between us and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

Boston Life Sciences has executed indemnification agreements with each of its officers and directors pursuant to which Boston Life Sciences has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of Boston Life Sciences.

Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director’s fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws. We have adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law which eliminate or limit the personal liability of a director to us or our stockholders for monetary damages for breach of fiduciary duty under certain circumstances.

In addition, we maintain insurance on behalf of our directors and officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons of Boston Life Sciences pursuant to the foregoing provisions, or otherwise, Boston Life Sciences has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We are subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. The following documents, which are on file with the Securities and Exchange Commission, are incorporated in this registration statement by reference:

(a)	Our latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for our latest fiscal year for which such statements have been filed.

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c)	The description of the securities contained in our registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Wilmer Cutler Pickering Hale and Dorr LLP has opined as to the legality of the securities being offered by this registration statement.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Article VI of our By-laws specifies that we shall indemnify our directors, officers, employees and agents because he or she was or is a director, officer, employee or agent of ours or was or is serving at the request of us as a director, officer, employee or agent of another entity to the full extent that such right of indemnity is permitted by the laws of the State of Delaware. This provision of the By-laws is deemed to be a contract between us and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

Boston Life Sciences has executed indemnification agreements with each of its officers and directors pursuant to which Boston Life Sciences has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of Boston Life Sciences.

Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director’s fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws. We have adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law which eliminate or limit the personal liability of a director to us or our stockholders for monetary damages for breach of fiduciary duty under certain circumstances.

In addition, we maintain insurance on behalf of our directors and officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 7. Exemption from Registration Claimed.

The issuance of the Shares being offered by the Form S-3 Reoffer Prospectus were or will be deemed exempt from registration under the Securities Act in reliance upon either Section 4(2) of the Securities Act as transactions not involving any public offering or Rule 701 under the Securities Act as transactions made pursuant to a written compensatory plan or pursuant to a written contract relating to compensation.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

Boston Life Sciences hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Boston Life Sciences pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Boston Life Sciences hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Boston Life Sciences pursuant to the foregoing provisions, or otherwise, Boston Life Sciences has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Boston Life Sciences of expenses incurred or paid by a director, officer or controlling person of Boston Life Sciences in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Boston Life Sciences will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hopkinton, Commonwealth of Massachusetts, on December 19, 2005.

BOSTON LIFE SCIENCES, INC.

By:	/s/ Peter G. Savas
Name:	Peter G. Savas
Title:	Chief Executive Officer and Chairman

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Boston Life Sciences, Inc., hereby severally constitute and appoint Peter G. Savas and Kenneth L. Rice, Jr., and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Boston Life Sciences, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Peter G. Savas Peter G. Savas	Chief Executive Officer and Chairman (Principal Executive Officer)	December 19, 2005

/s/ Kenneth L. Rice, Jr. Kenneth L. Rice, Jr.	Executive Vice President, Finance and Administration and Chief Financial Officer (Principal Financial and Accounting Officer)	December 19, 2005

/s/ Robert S. Langer, Jr. Robert S. Langer, Jr.	Director	December 19, 2005

/s/ Michael J. Mullen Michael J. Mullen	Director	December 19, 2005

/s/ John T. Preston John T. Preston	Director	December 19, 2005

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.1	Amended and Restated Certificate of Incorporation, dated March 29, 1996, as amended on June 9, 1997, and by the Certificate of Designations, Rights and Preferences of Series B Convertible Preferred Stock filed on February 5, 1999, the Certificate of Decrease of Series B Convertible Preferred Stock filed on February 18, 1999, and the Certificate of Designations, Rights and Preferences of Series C Convertible Preferred Stock filed on February 18, 1999.(1)

4.2	Certificate of Decrease and Elimination of Series B Convertible Preferred Stock filed on June 29, 1999; Certificate of Decrease of Series A Convertible Preferred Stock filed on June 29, 1999; Certificate of Correction filed on June 29, 1999; Certificate of Amendment of Amended and Restated Certificate of Incorporation filed on June 29, 1999.(2)

4.3	Certificate of Designations, Preferences and Rights of Series A Preferred Stock filed December 30, 1999; Certificate of Amendment of Amended and Restated Certificate of Incorporation filed June 15, 2000; Certificate of Correction filed March 16, 2001; Certificate of Elimination of Series A Convertible Preferred Stock filed on March 16, 2001; Certificate of Elimination of Series C Convertible Preferred Stock filed on March 16, 2001; Certificate of Designations, Preferences, and Rights of Series A Convertible Preferred Stock filed March 19, 2001; Certificate of Designations, Preferences, and Rights of Series D Preferred Stock filed March 19, 2001.(3)

4.4	Restated Certificate of Designations, Preferences, and Rights of Series D Preferred Stock filed September 13, 2001 (4); Certificate of Amendment of Amended and Restated Certificate of Incorporation filed on June 11, 2002 (5); Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company, dated as of July 9, 2003 (6); Certificate of Designations, Rights and Preferences of the Series E Cumulative Convertible Preferred Stock of the Company (7); Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company, dated as of August 5, 2004 (8); Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company, dated as of February 4, 2005 (9); Amendment No. 1 to Certificate of Designations, Rights and Preferences of the Series E Cumulative Convertible Preferred Stock of the Company, dated as of February 4, 2005.(9)

4.5	Amended and Restated By Laws, effective as of June 26, 1995 (8); Amended and Restated By Laws, effective as of June 10, 2004.(10)

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.

24.1	Power of Attorney (Contained on the signature page of this Registration Statement).

(1)	Incorporated by reference to BLSI’s Annual Report on Form 10-K for the year ended December 31, 1998
(2)	Incorporated by reference to BLSI’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999
(3)	Incorporated by reference to BLSI’s annual report on Form 10-K for the year ended December 31, 2000
(4)	Incorporated by reference to BLSI’s Report on Form 8-K dated June 1, 2000
(5)	Incorporated by reference to BLSI’s Proxy Statement in connection with its 2002 Annual Meeting of Stockholders
(6)	Incorporated by reference to BLSI’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003
(7)	Incorporated by reference to BLSI’s Report on Form 8-K dated December 9, 2003
(8)	Incorporated by reference to BLSI’s Report on Form 10-Q dated August 13, 2004
(9)	Incorporated by reference to BLSI’s Report on Form 8-K dated February 7, 2005
(10)	Incorporated by reference to BLSI’s Report on Form 8-K dated June 10, 2004